Exhibit 99.1

NEWS RELEASE

Contact:
Susan Ball
EVP, Chief Financial Officer and Treasurer
(281) 388-5521

TEAM, INC. ANNOUNCES COST REDUCTION ACTIONS
IN RESPONSE TO CURRENT MARKET CONDITIONS

SUGAR LAND, TX - April 2, 2020 - Team, Inc. (NYSE: TISI), a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions, today announced immediate cost reduction actions in response to the current market volatility, operational disruption related to the COVID-19 pandemic, and the oil and gas industry outlook.

“As part of the critical and essential services network, TEAM has and will continue to take all appropriate actions to protect its employees, maintain business operations for clients where feasible, and preserve liquidity,” said Amerino Gatti, Team’s Chairman and Chief Executive Officer. “Over the past two weeks, we made deliberate decisions to immediately reduce our operating expenses, overhead and other variable costs to align with the current business activity levels. While the ultimate impact of these conditions is unknown at this time, we have taken swift proactive steps to support our focused effort on generating free cash flow to reduce our debt.”

In response to current market and industry conditions, TEAM has implemented the following key initiatives to significantly lower costs and sustain cash flow in all aspects of the business:

•
Reduced salaries for the executive leadership team, which includes a 20% reduction in the Chief Executive Officer’s base salary when compared to 2019, a 15% reduction for the other executive officers, and a 20% reduction in the annual cash retainer paid to non-employee directors;

•	All other leadership members’ base salaries will be reduced by 10%, and other affected employees will take an 8% reduction;

•	Lowered 2020 annual capital expenditure plan by more than 30%, with a focus on projects that offer the highest rate of return to support the Company’s commitment to free cash flow generation;

•	Rationalization of facilities and elimination of all non-essential costs;

•	Furloughed technicians that do not have scheduled work as well as related support staff;

•	Implemented rolling furloughs and/or reduced salaries/hourly rates for certain non-executive corporate positions;

•	Suspended the employer match in our Executive Deferred Compensation Retirement Plan and the Team, Inc. 401(k) Plan; and

•	Reducing other overhead costs to better align with market demands.

Mr. Gatti continued, “These cost reduction actions, as well as the ongoing evaluation and any future adjustments, should further protect our balance sheet and provide additional cash flow. Over the last two years, actions through our OneTEAM program to right-size our cost structure and develop an agile and scalable operating model resulted in a solid foundation that allows us to react and adjust quickly to changing industry conditions. Our dedicated and talented workforce will remain focused on preserving the safety and quality of the portfolio of services we deliver to our global client base.

Exhibit 99.1

“We intend to best position ourselves to take advantage of future market opportunities once industry conditions begin to improve. Our thorough approach to these challenging times, and our recurring revenue and client diversification strategy, will drive operational efficiencies and positive results across our Company. Beyond our current products and services, we are working to identify creative ways to leverage opportunities within the skillsets of our technicians and advanced technologies in order to support new industries, including healthcare, power, and utilities,” Mr. Gatti concluded.

At this time, neither the duration nor scope of the market volatility can be predicted; therefore, the financial impact to our results cannot be reasonably estimated. The Company will continue to monitor commodity price and other evolving developments and will adjust capital spending plans and take other needed actions in response to this dynamic environment. Management will provide an update during TEAM’s first quarter 2020 earnings release for the period ended March 31, 2020.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team Inc. (NYSE: TISI) is a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions. We deploy conventional to highly specialized inspection, condition assessment, maintenance and repair services that result in greater safety, reliability and operational efficiency for our client’s most critical assets. Through locations in more than 20 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. However, such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others, (i) the impact of the COVID-19 pandemic on global and economic activities, oil demand and the Company’s business, (ii) the duration of the impact and the Company’s ability to mitigate such impacts, and (iii) such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including projected cost savings, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

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